Exhibit 12

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends


(thousands of dollars)                                                               Year Ended September 30,
                                                                  ---------------------------------------------------------------
                                                                         2000        2001        2002        2003         2004
                                                                  ---------------------------------------------------------------
Fixed Charges Computation
     Interest expensed and capitalized                                 $ 3,603     $   145     $   417     $12,060      $ 13,857
     Amortized premiums, discounts, and capitalized expenses
       related to indebtedness                                           3,034          79         136       3,857         6,031
     Reasonable approximation of interest within rental expense             26          20          72       1,139         1,462
                                                                  ---------------------------------------------------------------
Total Fixed Charges                                                      6,663         244         625      17,056        21,350

Preferred equity dividends                                                 378         113           -           -             -
                                                                  ---------------------------------------------------------------
Total Fixed Charges and Preferred Equity Dividends                     $ 7,041     $   357     $   625     $17,056      $ 21,350
                                                                  ===============================================================


Earnings Computation
Pre-tax income from continuing operations before adjustment
  for minority interests in consolidated subsidiaries or
  income or loss from equity investees                                 $ 8,642     $14,468     $40,236     $60,081      $105,107
Plus
     Fixed charges                                                       7,041         357         625      17,056        21,350
Minus
     Interest capitalized                                                    -           -           -         230           435
                                                                  ---------------------------------------------------------------
Total Earnings                                                         $15,683     $14,825     $40,861     $76,907      $126,022
                                                                  ===============================================================

Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends                                               2.23      41.53       65.38        4.51          5.90
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